Exhibit 10.1

CONSULTING SERVICES AGREEMENT

With an Effective Date of February 27, 2018, this Consulting Services Agreement (the “Agreement”) is entered into between:

JELD-WEN Holding, Inc. 2645 Silver Crescent Dr. Charlotte, NC 28273 (“JELD-WEN”)	- and -	Kirk Hachigian 6 Inwood Oaks Dr. Houston, TX 77024 (“Consultant”)
WHEREAS, JELD-WEN is a Delaware corporation whose shares are publicly traded on the New York Stock Exchange;

WHEREAS, as of the Effective Date, the office of President and Chief Executive Officer of JELD-WEN was vacated;

WHEREAS, the Board of Directors of JELD-WEN is engaged in a search to locate a new President and Chief Executive Officer; and

WHEREAS, Consultant previously served as President and Chief Executive Officer of JELD-WEN, currently serves as Chairman of the Board of Directors, and is willing pursuant to the request of the Board of Directors to act in the role of Chief Executive Officer as a consultant on an interim basis;

NOW, THEREFORE, the parties have agreed as follows:

1.Services. Consultant agrees to provide services typically required and expected of a chief executive officer of a publicly traded company and/or as may be otherwise agreed between Consultant and the Board of Directors (the “Services”). Consultant shall determine the manner in which Services are to be performed and the specific hours to be worked by Consultant. Consultant shall devote such time as he reasonably believes necessary to performing the Services and may delegate to other executives of JELD-WEN such duties and responsibilities as he deems reasonable in his business judgment.
2.Payment. JELD-WEN agrees to pay Consultant for Services performed a biweekly consulting fee of $76,923, plus expenses. Additionally, on the Effective Date, Consultant received under JELD-WEN’s Omnibus Equity Plan (the “Plan”) a grant of 314,267 restricted stock units, which are governed by the terms of an award agreement and of the Plan. The foregoing is the sole remuneration to which Consultant is entitled for Services under this Agreement.

3.Expenses. Consultant is entitled to reimbursement of reasonable and necessary business expenses on the same basis as other executives of JELD-WEN. In addition, Consultant is entitled to the use of Company aircraft for business travel, including for purposes of travelling to and from JELD-WEN locations.

4.Confidential Information. Consultant understands and acknowledges that during the course of the Agreement, Consultant will have access to and learn about Confidential Information, as defined below.

(a)	Confidential Information Defined.
For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, operating systems, work-in-process, databases, manuals, records, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, associate lists, supplier lists, vendor lists, developments, internal controls, security procedures, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, and buyer lists of JELD-WEN or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to JELD-WEN in confidence.
Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Consultant understands and agrees that Confidential Information includes information developed by Consultant in the course of the Agreement as if JELD-WEN furnished the same Confidential Information to Consultant in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Consultant, provided that the disclosure is through no direct or indirect fault of Consultant or person(s) acting on the Consultant’s behalf.

(b)	JELD-WEN Creation and Use of Confidential Information.
Consultant understands and acknowledges that JELD-WEN has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its associates, and improving its offerings in the field of door, window, trim, and building supplies manufacturing and distribution. Consultant understands and acknowledges that as a result of these efforts, JELD-WEN has created, and continues to use and create, Confidential Information. This Confidential Information provides JELD-WEN with a competitive advantage over others in the marketplace.

(c)	Disclosure and Use Restrictions.
Nothing herein voids, alters, or modifies the Consultant’s obligations under the JELD-WEN’s Code of Business Conduct and Ethics, or any other confidentiality agreement entered into by Consultant and JELD-WEN.

(d)	Reporting Policy and Protections.
Consultant acknowledges receipt of the JELD-WEN’s Code of Business Conduct and Ethics setting forth the JELD-WEN’s reporting policy for a suspected violation of law; and Policy 119, setting forth notice of immunity from criminal and civil liability for certain disclosures of trade secrets under 18 U.S.C. § 1833(b).

(e)	Other Permitted Disclosures.
Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Consultant shall promptly provide written notice of any such order to an authorized officer of JELD-WEN.
Nothing in this Agreement prohibits or restricts Consultant (or Consultant’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

5.Work Product.

a)    JELD-WEN and Consultant each acknowledge that performance of this Agreement may result in the discovery, creation or development of inventions, media content (e.g., artwork, layouts, photographs, videos, images), processes, improvements, software, computer programs, strategies, know-how, data, and other inventions and works of authorship (collectively, “Work Product”). To the fullest extent eligible under applicable law, Work Product shall be work made for hire for JELD-WEN under the Copyright Act. Consultant agrees that JELD-WEN shall own the Work Product from the moment of conception of such Work Product, including all copyright, trade secret, trademark, patent and all other intellectual property rights arising therefrom, worldwide.
b)    To the extent any Work Product incorporates or utilizes any intellectual property or publicity right of any third party, Consultant shall obtain all consents and licenses required to permit JELD-WEN and its successors, licensees and assigns to use the Work Product for any lawful purpose, and shall provide JELD-WEN with documentation specifically identifying such material and establishing JELD-WEN’s right to do so.

c)    If and to the extent that Consultant may have any ownership interest in any Work Product, Consultant hereby transfers, grants, conveys, assigns and relinquishes exclusively to JELD-WEN any and all right, title and interest it now has or may hereafter acquire in and to any and all Work Product under patent, copyright, trade secret, trademark, and all other intellectual property laws. Consultant waives any moral rights in the Work Product, unless such waiver is prohibited by law.

d)    At JELD-WEN’s expense, and for no additional compensation, Consultant shall cooperate fully and promptly with JELD-WEN and execute any documents that JELD-WEN may request in order to seek, document, enhance, or defend any intellectual property right in or to any Work Product. Consultant further appoints JELD-WEN (and its authorized agents) as its agent and attorney-in-fact to take any action to obtain intellectual property, or other kinds of legal protection in Work Product, to assign those rights to JELD-WEN, and to protect those rights from infringement. This appointment and power of attorney are irrevocable. Any action taken by JELD-WEN under this power of attorney will have the same legal effect as if taken by Consultant directly.

6.Warranties. Consultant represents and warrants that: (a) he shall at all times comply with any JELD-WEN and applicable third-party policies, guidelines, rules and procedures of which JELD-WEN makes Consultant aware; (b) Consultant’s performance hereunder shall not violate or infringe any third party rights, including, without limitation, any United States or foreign copyright, patent, trademark, trade secret or other proprietary or privacy right; (c) he shall at all times comply with all applicable federal, state and local laws, rules and regulations in the performance of Services; (d) he has full right, power and authority to enter into this Agreement and perform the Services; and (e) his entry into and performance of this Agreement does not violate any third-party rights.

7.Term and Termination. The term of this Agreement shall commence as of the Effective Date and shall expire upon written notice by either party. In the event of termination other than due to Consultant’s breach, JELD-WEN shall be responsible for paying Consultant for those Services satisfactorily performed and completed prior to the date of termination. JELD-WEN shall have no liability to Consultant for any claims or expenses arising from expiration or termination of this Agreement, including claims for lost profits or lost business opportunities.

8.Return of Materials. Upon request by JELD-WEN, Consultant shall return to JELD-WEN any and all documents (including, without limitation, all Confidential Information and Work Product), in any form or medium, together with all copies thereof, and any other material containing or in any way referencing any JELD-WEN information or data, as well as all third-party information or data provided by JELD-WEN.

9.Indemnification and Insurance.

a)    JELD-WEN and Consultant acknowledge that the Indemnification Agreement currently in place between the parties in connection with Consultant’s service as Chairman of the Board shall extend to cover Consultant’s performance of the Services.

b)    JELD-WEN agrees that Consultant shall be covered as a named insured under the Company’s Directors’ and Officers’ liability insurance.

10.General.

a)    Independent Consultant. Consultant represents and warrants that it is an independent contractor for all purposes under applicable laws. Nothing in this Agreement shall be construed to create a relationship of employer and employee between JELD-WEN and Consultant or any Consultant employee. Consultant shall not be eligible to participate in any of JELD-WEN’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Consultant shall be solely responsible for all federal, state, and local taxes due with respect to compensation, salary, and wages paid to Consultant. Consultant agrees that Consultant, and not JELD-WEN, is solely responsible for carrying or obtaining workers’ compensation insurance, disability insurance, Social Security, unemployment compensation insurance and any other insurance or statutory benefit for the benefit of Consultant’s employees. Consultant represents and warrants that Consultant has obtained any and all registrations and licenses required by law for Consultant to perform the Services. Consultant will file state and federal income tax returns in the name of the business, or if Consultant is an individual, will file a Schedule C as part of Consultant’s personal income tax return. Consultant will pay all payroll taxes due and owing as a result of income received under this Agreement.

b)    No Assignment. Consultant may not assign any of its rights or delegate or subcontract any of its duties under this Agreement without the prior written consent of JELD-WEN.

c)    Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) received by the addressee, if sent by a nationally recognized overnight delivery service; or (c) sent by email with email confirmation of receipt, in each case to the address first set forth above (or to such other point of contact as either party may designate by notice to the other party).

d)    Choice of Law and Forum.  The laws of the State of North Carolina, excluding its conflict of law rules, shall govern the interpretation, validity and performance of this Agreement.

Exclusive jurisdiction and venue for any dispute pursuant to this Agreement shall be in the state and federal courts of North Carolina.

e)    Attorney Fees.  The prevailing party in any arbitration or litigation arising from a dispute between the parties shall be entitled to recover all reasonable expenses thereof, including attorneys’ fees in connection with such proceedings and any appeal thereof.

f)    Waiver of Breach.  A waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

g)    Entire Agreement. This Agreement is the complete and exclusive statement of the parties’ agreement with respect to the subject matter hereof and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to such subject matter. This Agreement may not be modified except in a writing executed by an authorized representative of each party.

h)    Binding Effect. This Agreement binds and benefits the parties and their respective successors, heirs, representatives and assigns.

i)    Interpretation. This Agreement shall be deemed to have been negotiated and prepared jointly by JELD-WEN and Consultant. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party.

j)    Survival. The provisions contained in this Agreement that by their sense and context are intended to survive the expiration or termination of this Agreement, including but not limited to Sections 3, 4, 5, and 7 shall survive such expiration or termination.

k)    Captions.  The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision herein.

l)    Severability.    If any provision of this Agreement is or becomes illegal, invalid or void under any applicable state or federal law under which performance hereunder is required, such provision shall be considered severable, and the remaining provisions hereof shall not be impaired, and this Agreement shall be interpreted as far as possible so as to give effect to its stated purpose.

m)    Remedies. The remedies set forth in this Agreement are intended to be cumulative.  In addition to any specific remedy, JELD-WEN reserves any and all other remedies that may be available at law or in equity.

IN WITNESS HEREOF, this Agreement is executed and made effective as of the Effective Date written above.

JELD-WEN Holding, Inc.	Kirk Hachigian
Signature: /s/ Bruce Taten	Signature: /s/ Kirk Hachigian
Name: Bruce Taten	Name: Kirk Hachigian
Title: Chair, Compensation Committee	Title: Chairman
Date: May 8, 2018	Date: April 18, 2018